Exhibit 99.1

July 24, 2003

CHESAPEAKE REPORTS SECOND QUARTER 2003 RESULTS

RICHMOND, Va. - Chesapeake Corporation (NYSE:CSK) today announced second quarter net income of $9.4 million, or $0.62 per share, compared to net income of $0.3 million, or $0.02 per share, for the second quarter of 2002. Second quarter results for 2003 included a gain of approximately $7.7 million, net of income taxes, on the settlement of environmental indemnification obligations related to the 1997 sale of a kraft products mill. Second quarter 2002 results included restructuring costs of $1.8 million, net of income taxes, related to closure and consolidation of certain facilities in the paperboard packaging segment. Net income for the first half of the year rose from approximately breakeven in 2002 to $12.1 million, or $0.80 per share, in 2003, reflecting improved operating results and the gain on the indemnification settlement, offset in part by increased costs for benefits and insurance.

"The financial results of our businesses for the first half of the year were in line with our expectations," said Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer. "In particular, our tobacco and pharmaceutical sectors have performed well in difficult economic conditions and our plastics segment continues to have strong sales growth. We have also benefited from favorable interest and foreign currency exchange rates.

"As we look ahead to the seasonally strong second half of the year, we believe that the hard work over the past several years to reduce our cost structure will enable us to continue to deliver solid results, despite the current economic and competitive pricing environment," Johnson added. "We believe that investments, such as our current construction of two plants in Germany to expand our presence in continental Europe, will further strengthen our position as a leading supplier of specialty paperboard packaging in Europe."

Overview of results:

  Both second quarter and year-to-date net sales for 2003 benefited from favorable foreign currency exchange rates. Without the benefit of changes in foreign currency exchange rates, 2003 second quarter net sales decreased approximately 3 percent and 2003 year-to-date net sales were approximately even with the comparable prior year periods. The decrease in net sales for the second quarter, on a constant currency basis, was primarily due to decreased volume of alcoholic drink cartons in the international and branded sector and decreased land sales. With the exception of the international and branded sector, net sales for the second quarter across the other paperboard sectors have remained relatively consistent compared with net sales for the comparable period in 2002 on a constant currency basis. Plastic packaging segment second quarter net sales, on a constant currency basis, increased 4 percent over the comparable prior year period.
  EBIT for the paperboard packaging segment increased 8 percent both for the second quarter and for the first six months of 2003 compared to the same periods in 2002. However, eliminating the effects of changes in foreign currency translation rates, EBIT for 2003 decreased approximately 3 percent for the second quarter and 4 percent year-to-date when compared to the prior year periods. The decrease in constant currency results was primarily due to increased pension and insurance costs offset in part by cost saving initiatives in the international and branded sector, strong results in the tobacco sector and improving results in the luxury packaging sector.
  Continuing the trend in the first quarter of 2003's results, EBIT for the plastic packaging segment was $2.8 million for the second quarter of 2003, compared to $2.5 million for the second quarter of 2002. On a constant currency basis, EBIT was down slightly quarter over quarter as a result of decreased sales activity in the Asia-Pacific region, which was negatively impacted by the SARS epidemic. The food and beverage and specialty chemical sectors' results were relatively consistent compared to the prior year quarter on a constant currency basis.
  Land development EBIT of $1.0 million for the second quarter of 2003 was down approximately $0.8 million over the second quarter of 2002 due to the timing of land sales. The company expects that the liquidation of its land holdings will be substantially complete in the next 6 to 12 months.
  During the second quarter of 2003, the company settled substantially all of its indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va. As a result of the settlement, the company reduced its accrual for estimated environmental liabilities by $22.2 million in the second quarter of 2003, which resulted in a gain of approximately $11.2 million (or approximately $7.7 million, net of income taxes).
  Corporate expenses increased to $4.4 million for the second quarter of 2003 compared to $2.9 million for the second quarter of 2002, primarily as a result of increased costs for pensions, long-term incentives and insurance.
  Interest expense of $10.6 million for the second quarter of 2003 decreased by $0.4 million compared to the second quarter of 2002 primarily as a result of lower interest rates.
  The company generated approximately $21.9 million in net cash provided by operations during the first half of 2003, an increase of $11.9 million compared with the first half of 2002 which reflects higher profits in 2003.
  The company's total capital spending was $29.7 million for the first half of 2003, of which approximately $12.7 million related to the construction of the two new plants in Germany. Net cash used in investing activities during the first half of 2003 was $26.9 million compared with net cash provided by investing activities of $7.5 million for the first half of 2002. During 2002, the company received payments of approximately $18.9 million on certain notes in connection with the sale of substantially all of its U.S. Display assets in 2001.
  Total debt, net of cash, at the end of the second quarter of 2003 increased $23.4 million over the year-end 2002 level to $499.1 million. Approximately $10.1 million of the increase was attributable to changes in foreign currency translation rates.
  For 2003, the company continues to expect earnings to be in the range of $1.65 to $1.95 per share, and free cash flow, defined as cash flow from operating activities less cash flow from investing activities, to be in the range of $20 million to $30 million. However, we currently expect our results will be towards the lower end of those ranges, as we take a cautious view regarding economic activity in our seasonally strong second half of the year.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its second quarter results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Second Quarter		Year-to-Date
INCOME STATEMENT	2003	2002	2003	2002
Net sales	$212.7	$189.0	$430.2	$371.1
Costs and expenses:
Cost of products sold	171.7	153.3	346.9	303.5
Selling, general, and administrative expenses	29.0	23.4	58.8	45.4
Gain on sale of business (a)	11.2	-	11.2	-
Other income, net	0.8	1.5	3.6	3.1
Restructuring charges (b)	-	2.6	-	2.6
EBIT (Earnings before interest and taxes)	24.0	11.2	39.3	22.7
Interest expense, net	10.6	11.0	22.4	22.9
Income (loss) before taxes	13.4	0.2	16.9	(0.2)
Income tax expense (benefit)	4.0	(0.1)	4.8	(0.2)
Net income	$9.4	$0.3	$12.1	$-

Diluted earnings per share	$0.62	$0.02	$0.80	$-

Weighted average shares and equivalents outstanding - diluted	15.2	15.3	15.1	15.3

Other items:
Depreciation	$13.0	$11.8	$25.9	$23.2
Capital expenditures	14.1	9.7	29.7	19.8

(a) The second quarter and year-to-date results for 2003 included a gain of $7.7 million, net of income taxes, on the settlement of indemnity obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va.

(b) The second quarter and year-to-date results for 2002 included restructuring costs of $1.8 million, net of income taxes, for the closure and consolidation of facilities in the paperboard packaging segment.

BALANCE SHEET	Jun. 29,	Dec. 29,	Jun. 30,
	2003	2002	2002
Assets
Current assets:
Cash and cash equivalents	$14.3	$15.7	$25.4
Accounts receivable, net	142.8	144.1	132.1
Inventories	117.9	102.4	101.3
Other current assets	22.6	25.5	17.4

Total current assets	297.6	287.7	276.2
Property, plant and equipment, net	392.1	376.4	350.6
Goodwill	600.1	583.8	558.4
Other assets	104.4	105.0	96.9

Total assets	$1,394.2	$1,352.9	$1,282.1

Liabilities and Stockholders' Equity
Current portion of long-term debt	$4.5	$5.4	$3.8
Income taxes payable	9.5	10.3	11.3
Other current liabilities	194.7	189.0	176.9

Total current liabilities	208.7	204.7	192.0
Long-term debt	508.9	486.0	497.9
Other long-term liabilities	59.9	83.1	62.1
Pensions and postretirement benefits	69.5	76.6	31.2
Deferred income taxes	36.6	25.9	34.0
Stockholders' equity	510.6	476.6	464.9

Total liabilities and stockholders' equity	$1,394.2	$1,352.9	$1,282.1

	Year-to-Date
CASH FLOW INFORMATION	2003	2002
Net cash provided by operating activities	$21.9	$10.0
Net cash (used in) provided by investing activities	(26.9)	7.5
Net cash provided by (used in) financing activities	3.6	(12.2)

Net (decrease) increase in cash and cash equivalents	($1.4)	$5.3

	First	Second	Third	Fourth	Year-to-
BUSINESS SEGMENT HIGHLIGHTS:	Quarter	Quarter	Quarter	Quarter	Date

Net sales:
2003
Paperboard Packaging	$182.5	$178.5			$361.0
Plastic Packaging	30.7	32.8			63.5
Land Development	4.3	1.4			5.7

	$217.5	$212.7			$430.2

2002
Paperboard Packaging	$155.0	$160.5	$177.4	$185.2	$315.5
Plastic Packaging	25.2	26.0	24.5	28.0	51.2
Land Development	1.9	2.5	8.9	27.1	4.4

	$182.1	$189.0	$210.8	$240.3	$371.1

EBIT (Earnings before interest and taxes):
2003
Paperboard Packaging	$12.4	$13.4			$25.8
Plastic Packaging	3.0	2.8			5.8
Land Development	3.6	1.0			4.6
Corporate	(3.7)	(4.4)			(8.1)
Gain on Sale of Business	0.0	11.2			11.2

	$15.3	$24.0			$39.3

2002
Paperboard Packaging	$11.5	$12.4	$19.6	$18.8	$23.9
Plastic Packaging	2.3	2.5	1.6	2.1	4.8
Land Development	1.1	1.8	4.9	7.9	2.9
Corporate	(3.4)	(2.9)	(2.7)	(3.1)	(6.3)
Restructuring Charges	0.0	(2.6)	0.0	0.0	(2.6)

	$11.5	$11.2	$23.4	$25.7	$22.7